                                                                   EXHIBIT 10.16

                              [___] FEBRUARY 2000



          ____________________________________________________________

                         RECEIVABLES PURCHASE AGREEMENT


          ____________________________________________________________


                       TULIP ASSET PURCHASE COMPANY B.V.

                                  as Purchaser


                           [LEVI STRAUSS __________]

                                   as Seller

                                      and

                               LEVI STRAUSS & CO

                                   as Parent

                                   CONTENTS

CLAUSE                                                                     PAGE
1.   INTERPRETATION.....................................................      1

2.   OFFER FOR RECEIVABLES..............................................     13

3.   ACCEPTANCE, PURCHASE AND ASSIGNMENT................................     14

4.   CALCULATION OF PURCHASE PRICE/DEFERRED PURCHASE PRICE PROVISIONS...     16

5.   LIMITED GUARANTEE..................................................     17

6.   NOTICE TO DEBTORS..................................................     19

7.   DOWNGRADE TRIGGER..................................................     19

8.   FURTHER ASSURANCE..................................................     20

9.   INDEMNITY..........................................................     21

10.  PAYMENTS...........................................................     22

11.  NETTING-OFF OF PAYMENTS............................................     23

12.  APPOINTMENT OF SERVICER............................................     23

13.  REPRESENTATIONS AND WARRANTIES.....................................     24

14.  COVENANTS..........................................................     26

15.  TAXES AND INCREASED COSTS..........................................     30

16.  DEFAULT INTEREST AND INDEMNITY.....................................     31

17.  FEES, COSTS AND EXPENSES...........................................     32

18.  DEEMED COLLECTIONS.................................................     33

19.  BENEFIT OF AGREEMENT...............................................     33

20.  DISCLOSURE OF INFORMATION..........................................     34

21.  REMEDIES AND WAIVERS...............................................     35

22.  PARTIAL INVALIDITY.................................................     35

23.  NO LIABILITY AND NO PETITION.......................................     35

24.  NOTICES AND AMENDMENTS.............................................     36

25.  LAW................................................................     38

26.  JURISDICTION.......................................................     38

THIS AGREEMENT is made the [  ] day of December 1999.

BETWEEN

(1) TULIP ASSET PURCHASE COMPANY B.V., a Dutch private company with limited liability having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (the "PURCHASER"); and

(2) [LEVI STRAUSS ____________], a company with its registered office at [_______________], RC [___________] (the "SELLER").

(3) LEVI STRAUSS & CO. a Delaware corporation having its head office at 1155 Battery Street, San Francisco, CA 94120, USA (the "PARENT").


WHEREAS

(A) The Seller and the Purchaser agree, upon the terms and subject to the conditions hereof, that the Seller may from time to time offer to sell and to assign Eligible Receivables to the Purchaser and the Purchaser shall accept any such offer upon the terms hereof.

(B) The Purchaser and the Servicer have agreed, upon the terms and subject to the conditions of the Servicing Agreement, to appoint the Servicer to act for the Purchaser in the performance of certain services in relation to the Purchased Receivables.


NOW IT IS HEREBY AGREED as follows:


                                    PART 1

                                INTERPRETATION

1.   INTERPRETATION

1.1 In this Agreement and in the Recitals hereto, except so far as the context otherwise requires:

     "ACCOUNT BANK" means ABN AMRO Bank N.V. acting through its office at Amsterdam and any person appointed as Account Bank under the Accounts Administration Agreement;

     "ACCOUNTS ADMINISTRATION AGREEMENT" means the accounts administration agreement dated on or about the date hereof between ABN AMRO Bank N.V. as Accounts Administrator, the Purchaser and the Issuer;

     "ACCOUNTS ADMINISTRATOR" means ABN AMRO Bank N.V. acting through its office at Amsterdam and any person appointed as accounts administrator under the Accounts Administration Agreement;

     "ADVANCES" means all Advances and Same Day Advances pursuant to the Liquidity Facility Agreement and all Drawings under the Standby Letter of Credit Agreement (as in each case defined therein);

     "ADVERSE CLAIM" means any charge, encumbrance, proprietary or security interest, right of retention, lien or privilege / voorrecht, or other right or claim in, over or on any person's assets or properties in favour of any other person (but excluding the rights of the Debtor under any Contract in respect of the use or possession of goods the subject of such Contract);

     "AGGREGATE OUTSTANDING NOMINAL AMOUNT" means, with respect to all Purchased Receivables, at any time the aggregate amount of the Outstanding Nominal Amount of each Purchased Receivable;

     "AGGREGATE RECEIVABLES INVESTMENT" means at any time the Aggregate Outstanding Nominal Amount of Purchased Receivables purchased prior to the relevant calculation date plus Receivables subject to an Offer and in relation to which a Loan under the Funding Agreements has been entered into minus the Outstanding Nominal Amount of each Purchased Receivable which is a Defaulted Receivable and, for the purposes of Clause 3.4 and the Termination Event numbered 13 in the Fourth Schedule only, the total being converted into Dollars using a conversion rate equal to the weighted average of the rates of conversion applicable to each Hedging Transaction entered into by the Purchaser for delivery of currency against Dollars;

     "AVERAGE COLLECTION PERIOD" means at any time a period of days equal to the product of (a) one, or, if greater, a fraction the numerator of which shall be the amount set forth in the most recent Monthly Report as the Nominal Amount of all Receivables at the beginning of the period to which the Monthly Report relates and the denominator of which shall be the Collections as set forth in the most recent Monthly Report for the period to which the Monthly Report relates, and (b) 30;

     "COLLECTIONS" means, with respect to any Purchased Receivable, all cash collections, finance, interest, late payment or similar charges and other cash proceeds of such Receivable or other amounts received or recovered in respect thereof, including, without limitation, any payments made on any bill of exchange, promissory note or other negotiable instrument issued in respect of such Receivable to any holder thereof (whether or not issued in contravention of any provisions of this Agreement), all cash proceeds of Related Security with respect to such Receivable and any Deemed Collections of such Receivable, and all recoveries of value added tax from any relevant tax authority relating to any Defaulted Receivable;

     "COLLECTION ACCOUNT" shall have the meaning given to it in the Servicing Agreement;

     "COLLECTION PAYMENT DATE" means the fifth business day following the end of the immediately preceding Collection Period;

     "COLLECTION PERIOD" means, in relation to a Collection Payment Date falling during the year 2000, the monthly reporting period (as described below) preceding that in which such Collection Payment Date falls, provided that the first Collection Period shall commence on the first Purchase Date:

          MONTHLY REPORTING PERIOD FOR THE YEAR 2000

               2 January 2000          to           30 January 2000
              30 January 2000          to           7 February 2000
             27 February 2000          to              2 April 2000
                 2 April 2000          to             30 April 2000
                30 April 2000          to               28 May 2000
                  28 May 2000          to               2 July 2000
                  2 July 2000          to              30 July 2000
                 30 July 2000          to            27 August 2000
               27 August 2000          to            1 October 2000
               1 October 2000          to           29 October 2000
              29 October 2000          to          30 November 2000

     and, in respect of Collection Payment Dates in subsequent years, the relevant collection period shall be determined by reference to such monthly reporting periods as shall be agreed from time to time between the Seller and the Purchaser;

     provided that in each case the first Collection Period shall commence on the first Purchase Date.

     "CONDITIONS PRECEDENT" means the conditions precedent to the valid delivery of an Offer set out in the First Schedule;

     "Contract" means each of the agreements between the Seller and a Debtor which is subject to the General Terms and Conditions set out in the Fifth Schedule or as otherwise approved by the Purchaser, pursuant to which a Debtor shall be obliged to pay for goods purchased from or services provided by the Seller;

     "CP PROGRAMME" means the commercial paper programme established by the Issuer pursuant to the Dealer Agreements;

     "CREDIT AND COLLECTION POLICIES" means the credit and collection policies and practices from time to time applied by the Seller and notified in writing to the Purchaser in relation to Receivables in accordance with the laws of Belgium and any other jurisdiction in which the Seller originates or administers Receivables;

     "DEALER AGREEMENTS" means the dealer agreements relating to the CP Programme dated on or after 1 December 1995 between the Issuer and the Dealers (as defined therein);

     "DEBTOR" means a person set out in the records of the Seller as being obliged to make payments for the provision of goods or services evidenced by a Contract for which an invoice has been issued (or, if different, the person so obliged);

     "DEBTOR LIMIT" means [3%] of the Programme Limit, except as otherwise provided in the Seventh Schedule (as amended from time to time);

     "DEEMED COLLECTION" has the meaning given to it in Clause 18 hereof;

     "DEFAULTED RECEIVABLE" means any Receivable (other than a Disputed Receivable or a Written-Off Receivable) which is not paid by the relevant Debtor (including, without limitation, payments made by third parties on behalf of the Debtor) to the Servicer by the end of the Collection Period during which such Receivable becomes more than 90 days overdue for payment from its Receivable Due Date or in respect of which the related Debtor is insolvent or a declaration has been made by the Seller that such Receivable is irrecoverable or legal proceedings have been commenced for its recovery or which the Seller has transferred to the doubtful receivables account provided that in respect of any Receivable which is credit-insured with an insurance company acceptable to the Purchaser, only the uninsured portion of such Receivable shall be deemed a Defaulted Receivable;

     "DEFERRED PURCHASE PRICE" means that portion of the Purchase Price of a tranche of Receivables being the subject of an Offer which is payable to the Seller on a deferred basis pursuant to the terms of this Agreement;

     "DELINQUENCY RATIO CURRENT MONTH" means, in respect of each Collection Period, the average of the Outstanding Nominal Amount on the last business days of such Collection Period and each of the two immediately preceding Collection Periods of the Purchased Receivables which are Delinquent Receivables or Defaulted Receivables (but are not Written-Off Receivables), divided by the Outstanding Nominal Amount of Purchased Receivables (excluding any Written-Off Receivables) on the last business day of such Collection Period, expressed as a percentage, provided that all Purchased Receivables which were not Eligible Receivables on their respective Purchase Date shall be excluded from this calculation;

     "DELINQUENCY RATIO ROLLING AVERAGE" means at any time the average of the [six most recent Delinquency Ratios Current Month;]

     "DELINQUENT RECEIVABLE" means any Receivable (other than a Disputed Receivable) which is not paid to the Servicer by the 60th day following the Receivable Due Date relating thereto provided that in respect of any Receivable which is credit-insured with an insurance company acceptable to the Purchaser, only the uninsured portion of such Receivable shall be deemed a Delinquent Receivable;

     "DILUTION" means any discount expense, rebate, refund, billing error expense (including invoice substitution), credit against Purchased Receivables and other adjustment or allowance in respect of Purchased Receivables permitted or incurred by the Seller;

     "DILUTION RATIO" means in respect of each Collection Period, the dollar equivalent of the Dilutions which have occurred during such Collection Period divided by the dollar equivalent of the sales which have occurred during such Collection Period and expressed as a percentage;

     "DISCOUNT" means, with respect to the calculation of the Purchase Price an amount equal to the greater of (a) zero and (b) the amount calculated as the Discount Protection Amount less the amount of any credit balance in the Discount Reserve Ledger immediately prior to the credit of the Discount resulting from this calculation;

     "DISCOUNT PROTECTION AMOUNT" means, subject to Clause 7(i), with respect of the calculation of the Purchase Price, the higher of (x) [__] and (y) the amount derived from the following formula:

          (A+B)*C+(D*E)

          where:
          A      =    the Dilution Ratio Current Month of the preceding month;

          B      =    the Loss Ratio Current Month of the preceding month;

          C      =    Stress Factor:  2.25;

          D      =    USD LIBOR (three months) + 0.43%

          E      =    0.33 (average annual maturity of receivables)

     "DISCOUNT RESERVE LEDGER" means a ledger of the Operating Account maintained by or on behalf of the Purchaser which is credited with

     (a)  the aggregate amount of Discount taken on each Purchase;

     (b)  any interest earned on the Operating Account;

     (c) any Collection received by the Purchaser in respect of a Purchased Receivable which is a Defaulted Receivable previously debited to such ledger; and

     is debited with

     (aa) the Outstanding Nominal Amount of every Defaulted Receivable;

     (bb) the amount of each instalment of Deferred Purchase Price paid to the Seller;

     (cc) the payment of interest by the Purchaser under the Funding Agreements relating to the funding of Purchases hereunder; and

     (dd) the payment of fees, costs and expenses by the Purchaser in relation to this Agreement, the Servicing Agreement or the Funding Agreements relating to the funding of Purchases hereunder;

     "DISPUTED RECEIVABLE" means any Receivable in respect of which payment is disputed (in whole or in part, with or without justification) by the Debtor owing such Receivable whether by reason of any matter concerning the goods in respect of which the original invoice was issued or by reason of any other matter whatsoever or in respect of which a set-off or counterclaim is being claimed by such Debtor;

     "DOWNGRADE TRIGGER" means the long-term senior unsecured debt of the Parent
     (a) being rated BB- or less by Standard & Poor's or (b) being rated Ba3 or less by Moody's, as the case may be;

     "ELIGIBLE RECEIVABLE" means any Receivable satisfying the criteria specified in the Second Schedule;

     "EURO" means the currency introduced at the start of the third stage of economic and monetary union pursuant to the Treaty establishing the European Union;

     "FACILITIES" means each of the Liquidity Facility Agreement and the Standby Letter of Credit Agreement;

     "FEE" means the fee calculated in accordance with Clause 17 hereof;

     "FEE LETTER" means the fee letter from ABN AMRO Bank N.V. to the Seller dated as of the date hereof specifying the fees payable by the Seller;

     "FOREIGN LOANS" means all outstanding loans made to the Purchaser pursuant to the Funding Agreement for the purpose of financing or refinancing any purchase (or the funding of any purchase) of Foreign Receivables by the Purchaser or ABN AMRO Bank N.V.;

     "FOREIGN RECEIVABLES" means "Receivables" as defined under any Foreign RPA;

     "FOREIGN RPA" means any receivables purchase agreement generally similar to this Agreement and made or to be made between any affiliate of the Seller and the Purchaser or ABN AMRO Bank N.V. providing for the purchase of receivables by the Purchaser or ABN AMRO Bank N.V. (in the latter case, with a view to the onward sale of such receivables to the Purchaser);

     "FUNDING AGREEMENTS" means the loan agreement between the Purchaser and the Issuer under which the Issuer may agree from time to time to advance moneys to the Purchaser for the purchase of receivables (or the funding of the purchase of receivables) and any other agreement whereby the Purchaser acquires or may acquire funds for the purposes of purchasing Purchased Receivables hereunder and/or purchasing (or funding the purchase of) Foreign Receivables under any Foreign RPA, but shall exclude the Facilities;

     "HEDGING TRANSACTION" means Hedging Transaction entered into by the Purchaser to hedge its exposure from the Purchaser Funding Agreement in connection with the funding of the purchase of such Receivable for the delivery to the Purchaser of US dollars against the delivery by the Purchaser of Euro or any other legacy currency taking part in the Single European currency;

     "INVOICE DATE" in relation to any Receivable means the date of issue of the related invoice and specified in the Offer relating to such Receivable;

     "ISSUER" means Tulip Funding Corporation, a company incorporated with limited liability, having its registered office at 15 East North Street, City of Dover, Kent County, Delaware, United States;

     "LIQUIDITY FACILITY AGREEMENT" means the liquidity facility agreement dated on or about the date hereof between the Purchaser, ABN AMRO Bank N.V. and the Banks (as defined therein) and any extension or renewal thereof;

     "LOANS" means all outstanding loans or part thereof made to the Purchaser pursuant to the Funding Agreement for the purpose of financing or refinancing any purchase hereunder;

     "LOSS RATIO CURRENT MONTH" means, in respect of each Collection Period, the Outstanding Nominal Amount of those Purchased Receivables which have become Defaulted Receivables during such Collection Period, divided by the Outstanding Nominal Amount of Purchased Receivables (excluding any Written-Off Receivables) on the last business day of such Collection Period, expressed as a percentage;

     "LOSS RATIO ROLLING AVERAGE" means at any time the average of the six most recent Loss Ratios Current Month;

     "MATURED VALUE" means, in respect of any Loan or Foreign Loan, the sum of
     (a) the principal amount thereof, (b) all unpaid interest which is scheduled to become due (whether or not then due) under such Loan and (c) all unpaid fees and other amounts which are then known and scheduled to become due (whether or not then due) on, or in connection with such Loan, in each case payable to, or for the benefit of the Issuer; for the purposes of calculating whether the Aggregate Receivables Investment denominated in [Belgian francs] exceeds the Matured Value of the Loans, the Outstanding Nominal Amount of each Receivable shall be converted into US dollars using such rate of exchange as the Purchaser notifies the Seller was the rate of exchange contracted in the Hedging Transaction entered into by the Purchaser to hedge its exposure from the Funding Agreement in connection with the funding of the purchase of such Receivable for the delivery to the Purchaser of US dollars against the delivery by the Purchaser of [Belgian francs];

     "MONTHLY REPORT" means the monthly report delivered by the Servicer pursuant to Clause 6.2 of the Servicing Agreement or by the Seller pursuant to Clause 14.1(a)(ii) of this Agreement in the form set out in the Sixth Schedule or as otherwise agreed from time to time between the Seller and the Purchaser;

     "MOODY'S" means Moody's Investors Service, Inc.;

     "NOMINAL AMOUNT" means, with respect to any Receivable, the principal amount of such Receivable as reflected in the books of the Seller;

     "NOTE" means a commercial paper note issued by the Issuer for the purpose of funding the Purchaser under the Funding Agreement and purchased by a Dealer pursuant to the Dealer Agreements and includes the commercial paper notes represented by a Note in global form;

     "OFFER" means a written offer in substantially the form set out in Part 1 of the Third Schedule;

     "OFFER DATE" means any date on which the Seller makes an Offer to the Purchaser;

     "OPERATING ACCOUNT" means the interest bearing account or accounts designated as such in the Third Schedule of the Servicing Agreement and operated by ABN AMRO Bank N.V. as Accounts Administrator in the name of the Purchaser at the Account Bank utilised for the time being for the purposes of the Servicing Agreement and the Accounts Administration Agreement or such other account or accounts as may for the time being be in addition thereto or substituted therefor in accordance with the provisions of the Accounts Administration Agreement;

     "OUTSTANDING NOMINAL AMOUNT" means, with respect to any Purchased Receivable, at any time the Nominal Amount of such Purchased Receivable as determined by the most recent Monthly Report less the amount of Collections received by the Purchaser and applied to the Nominal Amount of such Purchased Receivable Provided that Collections shall not be treated as received by the Purchaser until credited to the Operating Account and provided further that such Outstanding Nominal Amount shall be restored in the amount and to the extent of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason;

     "PROGRAMME LIMIT" means USD [200,000,000]; for the purposes of calculating whether the Aggregate Receivables Investment denominated in [Euro] exceeds the Programme Limit, the Outstanding Nominal Amount of each Receivable shall be converted into US dollars using such rate of exchange as the Purchaser notifies the Seller was the rate of exchange contracted in the Hedging Transaction entered into by the Purchaser to hedge its exposure from the purchase of such Receivable for the delivery to the Purchaser of US dollars against the delivery by the Purchaser of [Euros];

     "purchase" means an acquisition of a Receivable and the Related Security hereunder pursuant to an Offer;

     "Purchase Date" means, with respect to any Purchase, the date upon which such Purchase is completed;

     "PURCHASE PRICE" shall have the meaning given thereto in Clause 4.1;

     "PURCHASE PRICE ADVANCE" MEANS that portion of the Purchase Price of a tranche of Receivables the subject of an Offer, equal to the aggregate of the Nominal Amount of each Receivable less the Discount calculated with respect to the proposed Purchase, and payable on a Purchase Date;

     "PURCHASED RECEIVABLES" means any Receivables assigned, sold or transferred or purported to be assigned, sold or transferred to the Purchaser pursuant hereto;

     "Receivable" means any and all present and future indebtedness coming or having come into existence prior to the termination hereof and owed or purported to be owed to the Seller by a Debtor, and includes unless otherwise specified herein, any Related Security and any Purchased Receivable;

     "RECEIVABLE DUE DATE" in relation to any Receivable means the original date on which such Receivable is due and payable;

     "RECORDS" means, in respect of any Receivable, all Contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, punch cards, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof) with respect to such Receivable and the related Debtor;

     "RELATED SECURITY" means with respect to any Receivable:

     (a) all Adverse Claims of the Seller on any property from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by a Debtor describing any collateral security securing such Receivables;

     (b) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

     (c)  all Records related to such Receivable; and

     (d) all proceeds at any time howsoever arising out of the resale, redemption or other disposal of (net of collection costs), or dealing with, or judgments relating to, any of the foregoing, any debts represented thereby, and all rights of action against any person in connection therewith;

     "SERVICER" means such person so designated from time to time in accordance with the Servicing Agreement;

     "SERVICES" means the services to be provided by the Servicer under the Servicing Agreement;

     "SERVICING AGREEMENT" means the servicing agreement dated on or about the date hereof between the Purchaser and the Seller, in its capacity as servicer;

     "STANDARD & POOR'S" means Standard & Poor's, a division of The McGraw-Hill Companies;

     "STANDBY LETTER OF CREDIT AGREEMENT" means the standby letter of credit agreement originally dated 1 December 1995 between ABN AMRO Bank N.V. as L/C Bank and Tapco, and any renewal or extension thereof;

     "TERMINATION DATE" means the date upon which a Termination Event occurs or, if such date is not a business day, the next following business day;

     "TERMINATION EVENT" means any of the events specified in the Fourth Schedule; and

     "WRITTEN-OFF RECEIVABLES" means any Receivable which has been written off as irrecoverable for accounting purposes by the Seller in accordance with the Seller's general accounting practices.

1.2  Any reference in this Agreement to:

     "ADMINISTRATION", "BANKRUPTCY", "DISSOLUTION", "LIQUIDATION", "RECEIVERSHIP" or "WINDING-UP" of any person shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such person is incorporated (or, if not a company or corporation, domiciled) or any jurisdiction in which such person has its principal place of business.

     an "AFFILIATE" of any company shall be construed as a reference to any company which is a subsidiary of such former company, of which such former company is a subsidiary, or which is a subsidiary of a holding company of which such former company is also a subsidiary;

     "BANK" or the "L/C BANK" shall be construed so as to include its respective successors and assigns in accordance with their respective interests;

     "BEF" or "BELGIAN FRANC" shall be construed as a reference to the lawful currency for the time being of the Kingdom of Belgium, [ ] shall be construed as a reference to the lawful currency for the time being of [ ] and " "US$", "USD" or "DOLLAR" shall be construed as a reference to the lawful currency for the time being of the United States of America;

     "BUSINESS DAY" means any day (other than a Saturday or a Sunday) on which banks are open for business in Amsterdam, [Brussels] or (where so specified herein) in the place for payment of the relevant amount;

     "CONTROL" shall have the meaning defined pursuant to [articles 2 and 3 of the Belgian royal decree of 6 March 1990 on the consolidated accounts of enterprises];

     "CLAUSE", "PART", "RECITAL" or "SCHEDULE" is, subject to any contrary indication, a reference to a clause or part hereof or a recital or schedule hereto;

     "ENCUMBRANCE" shall be construed as a reference to a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect and for the avoidance of doubt shall not include (i) a right of counterclaim or
     (ii) a right of set-off arising by contract or operation of law not constituting a mortgage or charge under applicable law;

     "HOLDING COMPANY" of a company shall be construed as a reference to any company of which the first-mentioned company is a subsidiary;

     "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

     "STAMP DUTY" shall be construed as a reference to any stamp, registration or other transaction or documentary tax (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying out any of the same);

     "SUBSIDIARY" shall have the meaning defined pursuant to [articles 2 and 3 of the Belgian royal decree of 6 March 1990 on the consolidated accounts of enterprises];

     "TAX" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) arising under applicable law;

     "VALUE ADDED TAX" shall be construed so as to include any value added tax under any jurisdiction.

1.3  The headings in this Agreement shall not affect its interpretation.

1.4 Words denoting the singular number only shall include the plural number also and vice versa; and words denoting persons only shall include firms and corporations and vice versa.

1.5 References in this Agreement to any statutory provision shall be deemed also to refer to any statutory or other modification, re-enactment or replacement thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment.

1.6  The Schedules shall form part of this Agreement.

1.7 Terms defined in the Servicing Agreement, Standby Letter of Credit Agreement, Liquidity Facility Agreement and Accounts Administration Agreement shall, unless otherwise defined herein or the context otherwise requires, bear the same meaning herein.

1.8 Save where the contrary is indicated in this Agreement, any reference in this Agreement to a time of day shall be construed as a reference to time in Amsterdam.

                                    PART 2

                      SALES AND ASSIGNMENT OF RECEIVABLES


2.   OFFER FOR RECEIVABLES

2.1 At any time after the Conditions Precedent have been fulfilled to the satisfaction of, or waived by, the Purchaser but in any event before the Termination Date, the Seller may offer to sell and to assign to the Purchaser Eligible Receivables and their Related Security on any date by delivering to the Purchaser an Offer meeting the requirements set forth below.

2.2  Each Offer delivered pursuant to Clause 2.1 shall:-

     (a) specify the aggregate Nominal Amount of such Receivables, and the Purchase Price Advance and Discount in relation to such Offer;

     (b)  identify in relation to each such Receivable:

          (i) the name and account number of the Debtor owing such Receivable and its address;

          (ii)  the Invoice Date and invoice number;

          (iii) the Receivable Due Date; and

          (iv)  the Nominal Amount of each such Receivable;

     (c) specify the proposed Purchase Date for such Receivables, which shall be a business day falling not less than three and not more than ten business days after the date of the Purchaser's receipt of the Offer and which shall also be a day on which banks are open for business in New York City;

     (d) specify the bank and account into which the Purchase Price Advance is to be paid.

2.3 Delivery of an Offer pursuant to Clause 2.1 shall constitute (i) an irrevocable offer by the Seller binding upon it to sell and to assign to the Purchaser each of the Receivables designated in such Offer and the Related Security and (ii) a representation by the Seller that in relation to such Offer each of the statements set out in Clause 13 is true in all material respects on and as of the date of the Offer Provided always that the Purchaser may at any time require and the Seller shall thereupon provide all information necessary to satisfy the Purchaser that such representations are materially true in respect of each Receivable specified in the related Offer.

2.4 The Purchaser shall, at the Seller's request, notify the Seller on each Offer Date and/or Purchase Date (a) for the purposes of calculating the Discount Protection Amount of (i) the Aggregate Receivables Investment, and
     (ii) the interest rate, and (b) of the amount of any credit balance in the Discount Reserve Ledger.

3.   ACCEPTANCE, PURCHASE AND ASSIGNMENT

3.1 Upon delivery of an Offer in accordance with Clause 2.1, the Purchaser shall accept such Offer in respect of all Receivables the subject of such Offer if:

     (a) no Termination Event shall have occurred and be continuing as at the proposed Purchase Date (including without limitation the Termination Event numbered 13 in the Fourth Schedule);

     (b) the Conditions Precedent have been fulfilled to the satisfaction of the Purchaser or waived by it;

     (c)  the Offer meets the requirements of Clause 2.2;

     (d) the representations and warranties set out in Clause 11 are true in all material respects;

     (e)  the Purchase Price Advance has been correctly calculated;

     (f) on the proposed Purchase Date, assuming the Offer is accepted, the sum of the Matured Value of the Loans (after taking into account any increase thereto required to fund the Purchase Price Advance in respect of the Offer) and the Matured Value of the Foreign Loans will not exceed the Programme Limit;

     (g) the Liquidity Termination Date referred to in the Liquidity Facility Agreement (as in force from time to time) shall not have arrived subject to an extension of such Liquidity Termination Date;

     (h) [all consents and approvals required under any credit insurance policies for the sale and transfer of any credit-insured Receivables included in the Offer have been obtained by the Seller from the relevant insurance company];

     by depositing not later than 2.15 p.m. (Amsterdam time), or any other time as may be specified from time to time by the Purchaser in view of the then prevailing systems and practices for the settlement of payments, to the account specified in the Offer in immediately available funds on the relevant Purchase Date, a sum equal to the Purchase Price Advance, whereupon such Receivables and Related Security shall be sold and assigned to the Purchaser and title thereto shall pass from the Seller to the Purchaser. Within one business day of receipt of the Purchase Price Advance, the Seller shall provide a receipt to the Purchaser substantially in the form set out in Part 2 of the Third Schedule.

     Provided always that, if any of the conditions referred to above (save for those conditions which refer to the valid title of the Seller and the transferability of the relevant Receivable) are not met to any extent, then (whether or not the Purchaser is aware of the breach of such conditions) this shall affect neither the validity of the Purchaser's title to the relevant Receivables nor any remedy the Purchaser may have for such breach whether under this Agreement or at law.

3.2 If any Receivable or the Related Security is not transferred for any reason the Seller shall be obliged to take all actions necessary for the transfer of such Receivable or Related Security without undue delay and at its own expense. The Seller shall indemnify the Purchaser against any loss or expense incurred by the Purchaser as a result of the failure to transfer the same, other than any loss or expense resulting from the negligence or default on the part of the Purchaser in effecting such transfer.

3.3 The Seller shall indemnify the Purchaser against any loss or expense incurred by the Purchaser as a result of any purported revocation of an Offer or any failure by the Seller to complete the sale, purchase and assignment of the Receivables specified in an Offer.

3.4 If, at any time on or before the close of business on any business day of the Seller, the Aggregate Receivables Investment hereunder and under the Foreign RPAs is less than the aggregate of the Matured Value of the Loans outstanding from the Issuer to the Purchaser and all outstanding Advances (where applicable converted to US dollars at the rate specified in the relevant agreement), the Seller shall sell to the Purchaser an additional amount of Eligible Receivables at such Purchase Price as is necessary to reduce such deficiency to zero.

3.5 Without limiting the obligation of the Seller under Clause 3.4, if the Seller is in breach of its obligations under Clause 3.4 the only remedy available to the Purchaser shall be to declare the occurrence of a Termination Event and the Purchaser shall have no right to any monetary compensation or to seek to compel the Seller to effect any such additional sales.

3.6 For the avoidance of doubt, the parties confirm their intention that any Purchase under this Agreement shall constitute a true sale of the Purchased Receivables, and not a security arrangement for any obligations of the Seller. The Purchaser shall have full title and interest in and to the Purchased Receivables, shall be free to further dispose of such Purchased Receivables, and subject to the payment to the Seller of the purchase price thereof in accordance with Clause 4 shall be fully entitled to receive and retain for its own account any Collections in respect of such Purchased Receivables. Should any court, however, rule that this Agreement (or any Purchase under this Agreement) constitutes a security arrangement rather than a true sale, then this Agreement (and any Purchase under the Agreement) shall be interpreted so as to mean that the Seller has pledged the Purchased Receivables to the Purchaser as security for all obligations of the Seller under this Agreement (including any Purchase under this Agreement) and the Servicing Agreement, and all provisions hereof and thereof shall be construed mutatis mutandis.

4.   CALCULATION OF PURCHASE PRICE/DEFERRED PURCHASE PRICE PROVISIONS

4.1 The Purchase Price of any Receivables to be sold and assigned to the Purchaser on a Purchase Date shall comprise of (i) the Purchase Price Advance relating thereto paid in accordance with Clause 3.1 hereof and save as otherwise provided herein, calculated by the Seller (with calculations in reasonable detail) as of the date of the related Offer in the manner set out in this Agreement and (ii) the Deferred Purchase Price as provided in Clause 4.2, calculated and payable in the manner described in Clauses 4.3 and 4.4.

4.2 Upon acceptance of any Offer pursuant to Clause 3.1, the Deferred Purchase Price relating to the Receivables which were subject to such Offer shall constitute a deferred purchase price credit granted to the Purchaser by the Seller and shall, subject to the adjustments specified herein, be payable to the Seller in accordance with the terms hereof.

4.3 On any Collection Payment Date prior to the Termination Date, the Purchaser shall calculate the amount standing to the credit of the Discount Reserve Ledger and the Discount Protection Amount (including for the purposes of this calculation the effect of any sale of Receivables occurring on such date and if there is no such sale, calculating a notional Discount Protection Amount based on the existing Purchased Receivables). If the amount standing to the credit of the Discount Reserve Ledger exceeds the Discount Protection Amount then, if the Termination Date has not then occurred, the Purchaser shall pay to the Seller by way of an instalment of the Deferred Purchase Price an amount equal to such excess on such Collection Payment Date (but only if and to the extent that there are funds credited to the Operating Account which the Accounts Administrator is entitled to apply in the order of priorities in Clause 8.4 of the Accounts Administration Agreement). For the avoidance of doubt but without prejudice to Clause 4.4 hereof, no instalment of Deferred Purchase Price shall be payable on or following the Termination Date.

4.4 Once the outstanding amount of all Notes and Advances, the proceeds of which have been used to fund Purchases hereunder, shall have been reduced to zero the Purchaser shall pay to the Seller by way of further instalments of Deferred Purchase Price, upon each following Collection Payment Date, an amount equal to the Collection made during the preceding Collection Period in respect of the Purchased Receivables less any amount which falls to be paid on such date out of the Collections in accordance with Clause 8.4 of the Accounts Administration Agreement. For the avoidance of doubt, the Purchased Receivables remain at all times the property of, and vested in, the Purchaser.

4.5 No interest or other charges shall accrue or be payable by the Purchaser in respect of any outstanding amount of any Deferred Purchase Price.

5.   LIMITED GUARANTEE

5.1 The Seller guarantees the due and punctual payment by the Debtors of all Purchased Receivables that will be outstanding on the Termination Date up to an amount equal to 10% of the aggregate Outstanding Nominal Amount of all Purchased Receivables as of the Termination Date (the "GUARANTEE CAP").

5.2 On each Collection Payment Date after the occurrence of a Termination Event, the Seller shall pay to the Purchaser:

     (a) on the first such Collection Payment Date, an amount equal to the total Outstanding Nominal Amount of all Purchased Receivables which are Defaulted Receivables on the Termination Date;

     (b) on the second and third such Collection Payment Dates, an amount equal to the total Outstanding Nominal Amount of all Purchased Receivables which have become Defaulted Receivables since the preceding Collection Payment Date; and

     (c) on the fourth such Collection Payment Date, an amount equal to the excess of the Guarantee Cap over the total amounts already paid under paragraphs (a) and (b);

     provided however that the Seller's obligations under this Clause 5.2:

     (i)  shall in no event exceed the Guarantee Cap; and

     (ii) shall cease as soon as any instalment of Deferred Purchase Price becomes payable to the Seller pursuant to Clause 4.4.

5.3 The payments made pursuant to Clause 5.2 shall be treated as an advance on the Seller's obligation to pay over to the Purchaser, pursuant to Clause
     4.4 of the Servicing Agreement (in its capacity as Servicer), the amount of all Collections received by it. Such advances shall be regarded as relating to the last Purchased Receivables to remain uncollected, and the guarantee set out in Clause 5.1 implies that these advances shall be irrecoverable by the Seller even if those last Purchased Receivables forever remain uncollected.

5.4 Should the Collections made in respect of the Purchased Receivables outstanding as of the Termination Date ultimately exceed their aggregate Outstanding Nominal Amount as of the Termination Date minus the advances paid pursuant to Clause 5.2, then the excess shall be regarded as having been paid over already by the Seller to the Purchaser by way of these advances, and to that extent the Seller shall be dispensed from further paying over to the Purchaser, pursuant to Clause 4 of the Servicing Agreement (in its capacity as Servicer), the amount of such Collections.

5.5 The Parent jointly and severally guarantees the obligations of the Seller under Clause 5.2.

5.6 The liability of the Parent under this Clause 5 shall not be discharged or impaired by:

     (a) the winding-up, dissolution, administration or re-organisation of any of the Servicer or the Seller or any other person or any change in status, function, control or ownership;

     (b) any obligations of the Seller or the Servicer under this Agreement or the Servicing Agreement being or becoming illegal, invalid, unenforceable or ineffective in any respect;

     (c) time or other indulgence being granted or agreed to be granted to the Seller, the Servicer in respect of its obligations hereunder or under the Servicing Agreement;

     (d) time or other indulgence being granted or agreed to be granted to any Debtor;

     (e) any amendment or any variation, waiver or release of, any obligation of the Seller or the Servicer under this Agreement or the Servicing Agreement;

     (f) the existence or validity of any other security taken in relation to any Purchased Receivable or the enforcement or failure to enforce any such security;

     (g) any amendment or variation to the terms of the Purchased Receivables or any Related Security;

     (h) any other act, event, neglect or omission which would or might otherwise operate to impair or discharge the Parent's liability hereunder.

5.7 The Parent agrees that, so long as any amount is or may be owed by the Seller or the Servicer hereunder or under the Servicing Agreement, or the Seller or the Servicer is under any actual or contingent obligation hereunder, the Parent shall not exercise any rights which the Parent may at any time have, by reason of performance by it of its obligations hereunder:

     (a)  to be indemnified by the Servicer or the Seller; and/or

     (b) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser hereunder.

     The claims of the Parent against the Seller or the Servicer shall in any event be subordinated to the rights of the Purchaser under this Agreement or the Servicing Agreement.

6.   NOTICE TO DEBTORS

     The Purchaser acknowledges and agrees that unless and until (i) a Termination Event has occurred, or (ii) the Purchaser reasonably considers it necessary to protect its interest in the payments due in respect of the Purchased Receivables and serves written notice on the Seller to such effect (setting out its reasons therefor) and the Seller fails to rectify the situation referred to in such notice within three business days, or if the remedy consists of a payment, within five business days, it shall not give a notice to any Debtor of the assignment to the Purchaser of the Purchased Receivables; and the Seller acknowledges that upon the occurrence of (i) or (ii) it may be required by the Purchaser (without prejudice to the right of the Purchaser in respect of the same) to give notice at its own costs to any Debtor of such assignment in which case the Seller shall promptly notify the relevant Debtors of the Purchaser's interest in the Purchased Receivables. Any such notice shall specify the bank account into which all future payments in respect of Purchased Receivables shall be made.

7.   DOWNGRADE TRIGGER

     Upon the occurrence of a Downgrade Trigger:

     (i) The Discount Protection Amount shall mean, with respect of the calculation of the Purchase Price, the higher of (x) [_] and (y) the amount derived from the following formula:

          (A+B)*C+(D*E)

          where:

          A     =      the Dilution Ratio Current Month of the preceding month;

          B     =      the Loss Ratio Current Month of the preceding month;

          C     =      Stress Factor:  2.25;

          D     =      USD LIBOR (three months)+ 0.43%

          E     =      0.33 (average annual maturity of receivables);

     (ii) if the Seller is no longer the Servicer, the Seller shall, in addition to its obligations under Clause 14.1 and in particular Clause 14.1(a)(ii), furnish the Purchaser with bi-monthly reports substantially in the form of the Sixth Schedule hereof, to be submitted to the Purchaser (i) in accordance with clause 14.1(ii) on the third business day before each Collection Payment Date, and (ii) on twelfth day following the same Collection Payment Date.

     (iii) All Collections in respect of Purchased Receivables shall be transferred (for same day value) on a weekly basis (every [Levi's to specify day of week suitable for each Seller] into the Operating Account.

     (iv)  The Purchaser shall be entitled to notify the Seller of:

               .    a revised Loss Ratio Current Month;

               .    a revised Loss Ratio Rolling Average;

               .    a revised Delinquency Ratio Current Month;

               .    a revised Delinquency Ratio Rolling Average.

8.   FURTHER ASSURANCE

     The Seller agrees that from time to time, at its own expense, it will promptly execute and deliver all instruments and documents and take all action that the Purchaser may reasonably request in order to perfect or protect the assignment of the Purchased Receivables or to enable the Purchaser to exercise or enforce any of its rights under this Agreement.

                                    PART 3

                            INDEMNITY AND PAYMENTS

9.   INDEMNITY

9.1 Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller hereby agrees immediately to indemnify the Purchaser and its respective officers, directors and agents or any assignee, from and against any and all damages, losses, claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees (if any), and disbursements including any value added tax thereon (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") awarded against or incurred by any of them relating to or resulting from:

     (a) reliance on any representation or warranty made by the Seller (or any officers of the Seller), under or in connection with this Agreement, any Monthly Report or any other information or report delivered by the Seller which shall have been false, incorrect or omitting of any material fact at the time made or deemed made;

     (b) the failure by the Seller (or any officer of the Seller) to comply with any applicable law, rule or regulation with respect to any Purchased Receivable, Related Security or the related Contract, or the non-conformity of any Purchased Receivable, Related Security or the related Contract with any such applicable law, rule or regulation;

     (c) any dispute, claim, offset or defence (other than the effects of the bankruptcy of the Debtor) of the Debtor to the payment of a Purchased Receivable, including, without limitation, a defence based on such Receivable or the related Contract or the Related Security not being a legal, valid and binding obligation of such Debtor enforceable against it in accordance with its terms, or any claim resulting from the Receivables being governed by the general business terms of the Debtor, or any other claim resulting from the sale of goods related to such Receivable or the failure to perform any obligations related to such goods or the failure to perform any obligations related to any applicable laws, rules or regulations in respect thereof;

     (d) any product liability claims or personal injury or property damage suit or other similar or related claims or action of whatever sort arising out of or in connection with the goods which are the subject of any Purchased Receivable;

     (e) any disclosure of information regarding the Debtors by the Seller to the Purchaser or the supply of any Contracts, Records and all other related documents to the Purchaser;

     (f) any claim arising from collection activities conducted by the Seller, including, without limitation, any failure by the Seller, whether as Seller or in its capacity as Servicer, to transfer any Collection to the Operating Account; and

     (g) any related indemnities given by the Purchaser in each of the Facilities, to the extent that the same relate to the Purchased Receivables or the transactions contemplated in this Agreement,

     excluding, however, (i) Indemnified Amounts resulting solely from the negligence or wilful misconduct on the part of the Purchaser or its agents or (ii) Indemnified Amounts arising out of the failure of any Debtor to pay amounts lawfully owed in respect of a Purchased Receivable.

9.2 Promptly after receipt by the Purchaser of notice of any claim or the commencement of any action or proceedings with respect to which an Indemnified Amount may become payable, the Purchaser will notify the Seller in writing of such a claim or of the commencement of such action and the Seller shall be entitled and obliged at its own expense to assume the defence of such action or proceeding in the name of the Purchaser and the Seller shall be entitled and obliged to take, in the name of the Purchaser, such action as the Seller shall see fit to defend or avoid liability for any such Indemnified Amount or to recover the same from any third party.

9.3 The Purchaser hereby agrees promptly to notify the Seller with reasonable detail if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Purchaser under Clause 9.1.

9.4 If at any time the Seller is obliged under the provisions of this Agreement to indemnify or reimburse the Purchaser in respect of any sum under the Liquidity Facility Agreement of Standby Letter of Credit Agreement, the Seller agrees that losses or expenses incurred by any Bank or the Agent referred to in the Liquidity Facility Agreement or the L/C Bank, as applicable, shall be deemed to be the losses or expenses of the Purchaser for this purpose.

10.  PAYMENTS

10.1 On each date upon which this Agreement requires an amount to be paid by either party hereunder, such party shall save as expressly provided herein make the same available to the payee by payment in the relevant currency and in immediately available, freely transferable, cleared funds to either
     (i) such account and bank as the relevant payee shall have specified for this purpose (where such payee is the Seller) or (ii) the Operating Account (where such payee is the Purchaser).

10.2 All payments made by the Seller hereunder shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

11.  NETTING-OFF PAYMENTS

     The Purchaser may, but need not, apply any sum at any time due from it hereunder to the Seller in or towards satisfaction of any amount then due from the Seller and, for this purpose, the Purchaser may apply the sum so due from it in or towards the purchase of such amounts of such other currencies as may be required to effect such application.

12.  APPOINTMENT OF SERVICER
     The servicing, administering and collection of the Purchased Receivables shall be conducted by the Servicer, pursuant to the Servicing Agreement.

                                    PART 4

                   REPRESENTATIONS, WARRANTIES AND COVENANTS


13.  REPRESENTATIONS AND WARRANTIES

13.1 The Seller represents and warrants to the Purchaser that:

     (a)  Corporate Existence and Power

          The Seller is a corporation duly organised, validly existing and in good standing under the laws of [________] and has all corporate power and all governmental licences, authorisations, consents and approvals required to carry on its business in [________].

     (b)  Corporate and Governmental Authorisation; Contravention

          The execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby are within its corporate powers, have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing, recording or enrolling with, any governmental body, agency court official or other authority, and do not contravene, or constitute a default under, any provision of applicable law or regulation or by-laws of the Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any Adverse Claim on the assets of the Seller (other than in favour of the Purchaser pursuant to this Agreement).

     (c)  Binding Effect

          This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganisation, moratorium or similar law or proceedings.

     (d)  No Proceedings

          (i) Neither the Seller nor any of its affiliates has taken any corporate action nor have any steps been taken or legal proceedings been started or threatened against the relevant company for its winding-up, bankruptcy, gerechtelijk akkoord / concordat, liquidation, dissolution, reorganisation or annulment as a legal entity or for the appointment of an gerechtelijke bewindvoerder / administrateur judiciaire, commissaire special / bijzondere bewindvoerder, sekwester / sequestre, receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the relevant company or of any or all of its assets or revenues;

          (ii) no action or administrative proceeding of or before any court arbitrator or agency has been started or (to the best of the knowledge and belief of the Seller) threatened (1) which could reasonably be expected to have a material adverse effect on the Seller's business or financial condition or on its ability to perform its obligations under this Agreement or (2) as to which, in its opinion, there is a material likelihood of an adverse judgment which could reasonably be expected to have a material adverse effect on its business or financial condition or on its ability to perform its obligations under this Agreement; and

          (iii) the Seller is not in a stoppage of payment situation; further, the Seller is entering into this Agreement and makes each Offer hereunder for the Seller's own commercial benefit in good faith.

     (e)  Accuracy of Information

          All information heretofore furnished by the Seller to the Purchaser for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Seller to the Purchaser will be, true and accurate in every material respect, on the date that such information is stated or certified.

     (f)  Place of Business

          The chief place of business and chief executive office of the Seller are located at the address of the Seller referred to herein, the offices where the Seller keeps all its Records, are located at the address(es) described herein or such other locations notified to the Purchaser in accordance with Clause 24 in jurisdictions where all action required under this Agreement has been taken and completed.

     (g)  Good Title

          Upon each Purchase Date hereunder the Purchaser shall acquire the ownership of each Purchased Receivable assigned on such Purchase Date and the Related Security with respect thereto, and to the best of the Seller's knowledge and belief, free and clear of any Adverse Claim (other than in favour of the Purchaser).

     (h)  Eligibility

          To the best of the Seller's knowledge and belief, each Receivable the subject of the related Offer is an Eligible Receivable in the Nominal Amount specified in such Offer.

     (i)  Floating Charge

          There is no floating charge (pand op handelszaak / gage sur fonds de commerce) or similar encumbrance under the law of any jurisdiction over the businesses of the Seller, nor any undertaking or mandate with a view to the creation of any such floating charge or similar encumbrance.

13.2 The representations and warranties referred to in Clause 13.1 shall be given by the Seller to the Purchaser (i) on the date hereof, (ii) on each date on which an Offer is made pursuant to Clause 2.1, (iii) on each Purchase Date and (iv) except for Clause 13.1(h) on each date on which any Purchased Receivable is outstanding.

14.  COVENANTS

14.1 At all times from the date hereof to the later of the Termination Date and the date on which the Aggregate Receivables Investment is zero and no sums are due and payable by the Seller to the Purchaser hereunder:

     (a)  Financial Reporting

          The Seller will maintain for itself and each of its subsidiaries a system of accounting established and administered in accordance with generally accepted [Belgian] accounting laws and principles, and furnish or notify to the Purchaser as the case may be:

          (i)    Annual Reporting

                 within nine calendar months after the close of each of its fiscal years, an audit report certified by independent certified public accountants (to the extent such audit report is available), acceptable to the Purchaser, prepared in accordance with [Belgian] accounting law and generally accepted accounting principles for itself and its subsidiaries, including balance sheets as of the end of such period, related profit and loss statements;

          (ii)   Monthly Reporting

                 if the Seller is no longer acting as Servicer, not later than the third business day before each Collection Payment Date, a Monthly Report related to the relevant Collection Period;

          (iii)  Notice of Termination Event

                 by facsimile to be confirmed by letter as soon as possible and in any event within five days after the occurrence of each Termination Event, a statement of the Seller setting forth details of such Termination Event and the action which the Seller proposes to take with respect thereto;

          (iv)   Change in Credit and Collection Policies

                 - prior to implementation, any change in or amendment to the Credit and Collection Policies which the Seller does not in his reasonable opinion consider to be material, and

                 - any material change in or amendment to the Credit and Collection Policies for approval prior to implementation, such approval not to be unreasonably withheld. If such approval is not given by the Purchaser, no such change or amendment of the Credit or Collection Policies will be implemented; and

          (v)    Other Information

                 such other information (including non-financial information) as the Purchaser may from time to time reasonably request.

     (b)  Conduct of Business

          The Seller shall do all things necessary to remain duly organised, validly existing and in good standing under the law of [Belgium] and maintain all requisite authority to conduct its business in [Belgium].

     (c)  Compliance with Laws

          The Seller shall comply in all respects which could be regarded as material in the context of the transactions contemplated by this Agreement, with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

     (d)  Furnishing of Information and Inspection of Records

          The Seller shall have systems in place in relation to Receivables that are capable of providing the information to which the Purchaser is reasonably and properly entitled pursuant to this Agreement, use all reasonable endeavours to maintain such systems in working order, and permit the Purchaser, any firm of independent accountants and/or any other representatives of the Purchaser upon ten days' prior written notice (unless a Termination Event has occurred in which case no notice is required) to enter during normal business hours under the direct supervision of the Seller upon its premises to:

          (i) inspect and satisfy itself or themselves that the systems are in place, maintained in working order and are capable of providing the information to which it or they are reasonably and properly entitled pursuant to this Agreement; and

          (ii) examine and make copies of and extracts from all Records;

          Provided that no Records, files or other information other than that to which the Purchaser is entitled so to examine, copy or make abstracts from shall be removed from the Seller's premises and such Records, files or other information shall remain confidential and shall not be used or disclosed or divulged to any person (except to the extent and in the circumstances permitted by this Agreement and the Servicing Agreement and in accordance with applicable law) without the prior consent of the Seller, such consent not to be unreasonably withheld.

     (e)  Keeping of Records

          The Seller shall keep and maintain Records, on a Receivable by Receivable basis, for the purposes of identifying, in particular, at any time, any amount paid by and to each Debtor, any amount due by or to a Debtor, the source of receipts which are paid into each Collection Account and the Operating Account, and the balance from time to time outstanding on each Collection Account with respect to each Debtor. The Seller shall give the Purchaser notice of any material change to its administrative and operating procedures in relation to the keeping and maintaining of Records.

     (f)  Performance and Compliance with Purchased Receivables and Contracts

          The Seller shall at its expense, in a timely manner fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and Related Security documents related to the Purchased Receivables as if interests in such Purchased Receivables had not been assigned and sold hereunder.

     (g)  Credit and Collection Policies

          The Seller shall comply in all material respects with the Credit and Collection Policies in regard to each Purchased Receivable, any Related Security and the related Contract as if interests in such Purchased Receivables had not been assigned and sold hereunder.

     (h)  Accounts

          The Seller shall ensure that each Collection Account will be open on the date hereof with resolutions, instructions and signature authorities applying thereto in the form required by the Purchaser. The Seller undertakes that the resolutions and instructions relating to the Collection Accounts will not be changed without prior written notification to and consent of the Purchaser.

          The Seller shall:

          (i) procure that any payment which is not appropriated to a particular Purchased Receivable by the Debtor, and which is incapable of being so appropriated by the Seller shall be applied to Purchased Receivables based upon the ratio that Purchased Receivables from such Debtor bear to all Receivables from such Debtor; and

          (ii) not create, or participate in the creation of, or permit to exist, any Adverse Claim in relation to the Collection Accounts other than as disclosed and existing as at the date of this Agreement.

          (iii)  Insurance Approvals

                 The Seller shall ensure that, in respect of any Receivable which is credit-insured, it shall comply with all requirements of the relevant insurance policies relating thereto including, for the avoidance of doubt, the obtaining of any consents or approvals required under the policies in respect of the sale and transfer of such Receivables by the Seller to the Purchaser hereunder.

14.2 During the term of this Agreement, unless the Purchaser shall otherwise consent in writing:

     (a)  Sales, Liens, etc

          Except as otherwise provided herein, the Seller shall not sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any goods the subject of any Purchased Receivable or any Purchased Receivable or related Contract or Related Security, or assign any right to receive income in respect thereof or attempt, purport or agree to do any of the foregoing.

     (b)  Extension or Amendment of Receivables

          Except as otherwise permitted hereunder or under the Servicing Agreement, the Seller shall not extend, amend or otherwise modify the terms of any Purchased Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

     (c)  Bills of exchange, etc

          Except with the prior written consent of the Purchaser, the Seller shall not draw any bill of exchange in connection with a Purchased Receivable, nor demand or receive from any Debtor, or otherwise permit the creation by any Debtor of, any promissory note in connection with a Purchased Receivable.

                                    PART 5

                                 Miscellaneous

15.  Taxes and Increased Costs

15.1 The Seller shall pay all stamp duty, registration and other similar taxes (but for the avoidance of doubt excluding the Purchaser's income taxes, if applicable) to which this Agreement, the Accounts Administration Agreement, any Funding Agreements or each of the Facilities or any judgment given in connection herewith or therewith may at any time become subject subsequent to the date of this Agreement and, from time to time on demand of the Purchaser, immediately indemnify the Purchaser against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax, except those penalties and interest charges that are due to the negligence or wilful misconduct of the Purchaser or its agents provided that, in the case of any payment relating to the Standby Letter of Credit Agreement, the Seller shall only be required to pay (a) amounts payable solely in respect of, or as a result of the transaction contemplated by this Agreement and the funding thereof and (b) such proportion of any general cost equal to the proportion which the L/C Portion relating to the transaction contemplated in this Agreement bears to the then Available L/C Portion (both terms as defined in the Standby Letter of Credit Agreement). The Purchaser shall, as soon as it becomes aware that any such stamp duty, registration or other similar taxes may become due, inform the Seller of the same. The Purchaser and the Seller shall cooperate to the extent practicable, and the Purchaser shall endeavour to take such measures as shall be practicable, with a view to lawfully avoiding any such stamp duty, registration or other similar taxes and expenses.

15.2 All payments to be made by the Seller to the Purchaser hereunder shall be made free and clear of and without deduction for or on account of tax unless the Seller is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Seller in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

15.3 The Seller shall from time to time on demand of the Purchaser (i) reimburse the Purchaser for all sums payable by the Purchaser under Clauses 13.1,
     13.2 and 13.5 of the Standby Letter of Credit Agreement to any person in respect of any increase for deduction or withholding for or on account of tax imposed subsequent to the date of this Agreement and any amount payable by the Purchaser to any person or the L/C Bank by way of indemnity against a payment on account of tax imposed subsequent to the date of this Agreement on or in relation to any sum received or receivable under the Standby Letter of Credit Agreement by such person or the L/C Bank, or any liability in respect of any increased costs of the L/C Bank and in each case, only on any amount paid which is referable to the funding by the Purchaser of Purchased Receivables (ii) reimburse the Purchaser for all sums payable by the Purchaser under Clauses 16.4, 19.4 and 19.5 of the Liquidity Facility Agreement to any person in respect of any increase for deduction or withholding for or on account of tax imposed subsequent to the date of this Agreement or in relation to any sum received or receivable under the Liquidity Facility Agreement by such person or the Agent, the Banks or any liability in respect of any increased costs.

15.4 Any demand made by the Purchaser under Clause 15.1, 15.2 or 15.3 above shall be accompanied by a statement, duly certified by an officer of the Purchaser, giving reasonable particulars of the claim for reimbursement which shall be relied upon and agreed as authoritative by the Seller.

15.5 The Purchaser hereby agrees promptly to notify the Seller if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Purchaser under this Clause 15.

16.  Default Interest and Indemnity

16.1 If any sum due and payable by the Seller hereunder is not paid on the due date therefor in accordance with the provisions of Clause 10 or if any sum due and payable by the Seller under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Seller to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding period and the duration of each of which shall be selected by the Purchaser to match the interest period selected by the Purchaser.

16.2 During each such period relating thereto as is mentioned in Clause 16.1 an unpaid sum shall, to the extent permitted by law and provided that the Seller shall be in default, bear interest at the rate per annum which is the sum of 2 per cent plus the rate at which ABN AMRO Bank N.V. was offering to prime banks in the London (or, in respect of [Belgian francs, Brussels]) Interbank Market deposits in the currency in which such unpaid sum is denominated for the period for which such rate is to be determined at 11.00 a.m. on the date upon which quotations would ordinarily be given by prime banks in the London (or, in respect of [Belgian francs, Brussels]) Interbank Market for deposits in such currency for such period Provided that, if, for any such period, ABN AMRO Bank N.V. was not offering deposits in the currency in which such unpaid sum is denominated for the required period, the rate of interest applicable to such unpaid sum shall be determined by reference to the cost to the Purchaser of obtaining such deposits from such sources as it may reasonably select.

16.3 Any interest which shall have accrued under Clause 16.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Seller at the end of the period by reference to which it is calculated or on such other dates as the Purchaser may specify by written notice to the Seller.

16.4 The Seller undertakes to indemnify the Purchaser against any loss or expense, including reasonable legal fees, which it may sustain or incur as a consequence of any default by the Seller in the performance of any of the obligations expressed to be assumed by it in this Agreement, other than any loss or expense resulting from the negligence or default on the part of the Purchaser in connection with such performance.

16.5 The Purchaser hereby agrees to notify the Seller if it becomes aware of any circumstances which could reasonably be expected to lead to a claim on the part of the Purchaser under this Clause 16.

17.  Fees, Costs and Expenses

17.1 In consideration of the obligations of the Purchaser incurred hereunder the Seller shall pay to the Purchaser the fees specified in the Fee Letter.

17.2 Other Facilities, Fees etc.

     The Seller shall, from time to time (i) on demand of the Purchaser reimburse the Purchaser in an amount equal to the Liquidity Facility Fee (relating to the funding of Purchases hereunder) payable by the Purchaser to the Agent both for the Agent's account and for the account of the Banks under the Liquidity Facility Agreement, (ii) on demand of the Purchaser reimburse the Purchaser for all costs and expenses (including reasonable legal fees) together with any value added tax thereon incurred or in connection with the enforcement and/or preservation of any of the rights of the Banks and the Agent (on its behalf and/or for the account of the Banks) (each as defined in the Liquidity Facility Agreement) under the Liquidity Facility Agreement, (iii) on demand of the Purchaser reimburse the Purchaser in an amount equal to the L/C Fee payable by the Purchaser under Clause 4.1 of the Standby Letter of Credit Agreement, (iv) on demand of the Purchaser reimburse the Purchaser in an amount equal to the costs and expenses payable by the Purchaser in respect of any exercise of its rights under the Servicing Agreement, (v) on demand of the Purchaser reimburse the Purchaser in an amount equal to the Accounts Administration Fee payable by the Purchaser pursuant to Clause 10.2 of the Accounts Administration Agreement and any charges of the Account Bank payable by the Purchaser pursuant to Clause 3 of the Accounts Administration Agreement, (vi) on demand of the Purchaser reimburse the Purchaser for all amounts payable by the Purchaser to the Issuer pursuant to Clauses 7 and 8 of the Funding Agreement, and (vii) on demand of the Purchaser reimburse the Purchaser the fees, costs and expenses of the directors of the Purchaser and any holding company of the Purchaser.

18.  Deemed Collections

18.1 If on any day (i) a Purchased Receivable becomes a Disputed Receivable,
     (ii) any representation or warranty in Clause 13 in respect of a Purchased Receivable proves at any time to have been incorrect when made, or (iii) any Purchased Receivable proves not to have been an Eligible Receivable at the Purchase Date, then the Seller shall be deemed to have received on such day a Collection (a "Deemed Collection") in an amount equal to the Outstanding Nominal Amount of such Purchased Receivable.

18.2 If the Outstanding Nominal Amount of any Purchased Receivable is reduced by reason of (i) any set-off or counterclaim or (ii) any discount or other trade credit, or (iii) any credit note issued by the Seller to the Debtor, then the Seller shall be treated as having received the amount of such reduction on the date of such reduction for such Receivable in addition to any other amounts which may be received or receivable on such Receivable and such reduction thereof shall for the purposes of this Agreement be treated as a Deemed Collection in an amount equal to the amount of such reduction.

18.3 If any Receivable which is purported to be sold and assigned to the Purchaser hereunder shall have been collected in whole or in part (including a Deemed Collection pursuant to Clause 18.1 and 18.2) prior to the Purchase Date, then the portion thereof which shall have been so collected shall be treated for the purposes of this Agreement as a Deemed Collection thereof received on the date of the Purchase Date.

18.4 If on any day the Seller is in receipt of a Deemed Collection the Seller shall hold such amount for and to the order and benefit of the Purchaser and shall pay such amount to the Operating Account on the next Collection Payment Date, as if the same were a Collection.

18.5 Upon the receipt of the Deemed Collection referred to in items (i) to (iii) of Clause 18.1, the Purchaser shall re-assign to the Seller (without recourse or warranty on the part of the Purchaser and at the sole cost of the Seller) the relevant Receivable and the Related Security, and any Collections thereafter received in respect of such Receivable shall be the sole property of the Seller.

19.  Benefit of Agreement

19.1 This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and persons deriving title hereunder.

19.2 The Seller shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

20.  Disclosure of Information

     Neither of the parties hereto shall, during the continuance of this Agreement or after its termination, disclose to any person, firm or company whatsoever (except with the authority of the other party hereto) any information which that party has acquired under or in connection with this Agreement other than:

          (i) to employees, officers or agents of any of ABN AMRO Bank N.V., the Banks under the Facilities, the Issuer, Standard & Poor's, Moody's and the Dealers under the Dealer Agreements (but not, for the avoidance of doubt, holders of commercial paper issued thereunder);

          (ii) in connection with any proceedings arising out of or in connection with this Agreement, any Funding Agreement, each of the Facilities or the preservation or maintenance of its rights thereunder, subject to prior notice to the Seller;

          (iii) if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise subject to prior notice to the Seller;

          (iv) pursuant to any law or regulation or requirement of any governmental agency in accordance with which that party is required or accustomed to act subject to prior notice to the Seller;

          (v) to any governmental, banking or taxation authority or competent jurisdiction subject to prior notice to the Seller;

          (vi)  to its auditors or legal or other professional advisers;

     Provided that the above restriction shall not apply to:

     (a)  employees or officers or agents of any of the parties referred to in
          (i) above, any part of whose functions are or may be in any way related to this Agreement;

     (b) information already known to a recipient otherwise than in breach of this Clause;

     (c) information also received from another source on terms not requiring it to be kept confidential; and

     (d) information which is or becomes publicly available otherwise than in breach of this Clause.

21.  Remedies and Waivers

21.1 No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

21.2 The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

22.  Partial Invalidity

     Without prejudice to any other provision hereof, if one or more provisions hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

23.  No Liability and No Petition

23.1 No recourse under any obligation, covenant, or agreement of the Purchaser contained in this Agreement shall be had against any shareholder, officer or director of either the Purchaser or the Issuer as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of the Purchaser and no liability shall attach to or be incurred by the shareholders, officers, agents or directors of either the Purchaser or the Issuer as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by the Seller as a condition of and consideration for the execution of this Agreement.

23.2 The Seller hereby undertakes to the Purchaser that, until one year and one day has elapsed after the payment of all sums outstanding and owing under the latest maturing note under the CP Programme, it will not petition or commence proceedings for the administration or winding up (nor join any person in a petition or proceedings for the administration or winding up) of the Purchaser nor will it enforce any judgment against the Purchaser if to do so would cause the financial situation of the Purchaser to become such as to make it liable to insolvency proceedings. The Seller acknowledges that its recourse against the Purchaser in respect of any matter provided in this Agreement shall be limited at any time to the extent of the aggregate of
     (a) the unpaid amount of any Purchase Price Advance payable hereunder, and
     (b) the Deferred Purchase Price due, owing or payable to it at that time (but only if and to the extent that there are funds credited to the Operating Account which the Accounts Administrator is entitled to apply in accordance with in the Accounts Administration Agreement).

23.3 The Seller may, subject to Clause 23.2, demand performance by the Purchaser of its obligations hereunder and enforce these obligations, but waives the right to demand rescission of any Purchase. The Seller waives any unpaid seller's lien that it may have under article 20, 5 of the Mortgage Law or otherwise.

24.  Notices and Amendments

24.1 Each communication to be made hereunder shall, (except expressly permitted otherwise) be made in writing but, unless otherwise stated, may be made by facsimile or letter.

24.2 Any communication or document to be made or delivered by any one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the other specified another address) be made or delivered to that other person at the address identified with its signature below and shall be deemed to have been made or delivered (in the case of any communication made by facsimile) when despatched or (in the case of any communication made by letter) when left at that address. Any communication sent by facsimile shall be promptly confirmed by letter but the non-delivery or non-receipt of any such letter shall not affect the validity of the original facsimile communication.

24.3 Each communication and document made or delivered hereunder shall be in English.

24.4 Any notice given to the Purchaser hereunder shall be copied to such other person as the Purchaser may instruct from time to time.

24.5 The Purchaser may act in accordance with any communication which may from time to time be, or purport to be, given on behalf of any one or more of those persons whom the Purchaser can reasonably believe on a summary examination of the relevant documents to be the authorised officers of the Seller, without further enquiry by the Purchaser (as the case may be) as to the authority or identity of the person making or purporting to make such communication and regardless of the circumstances prevailing at the time of such communication. The Purchaser may treat any such communication as fully authorised by and binding upon the Seller and may (but need not) take such steps in connection with or in reliance upon such communication as the Purchaser may in good faith consider appropriate.

24.6 This Agreement may be executed in one or more counterparts.

24.7 No variation of this Agreement (including this Clause 24.7) shall be effective unless it is in writing and signed by (or by some person duly authorised by) each of the parties and unless each of the Rating Agencies has confirmed in writing that the rating of the indebtedness for borrowed money issued or sold by the Issuer will not be downgraded, withdrawn or suspended as a result of such variation.

                                    PART 6

                             LAW AND JURISDICTION

25.  LAW

     This Agreement shall be governed by and construed in accordance with the laws of [________].

26.  JURISDICTION

     Any dispute in connection with this Agreement shall be subject to the jurisdiction of the courts of [________].


Signed in two originals the day and year first before written. The pages of this Agreement and the Servicing Agreement executed on the date hereof were initialled for the purposes of authentication by ________________________ on behalf of the Purchaser and ________________________ on behalf of the Seller.

THE PURCHASER

TULIP ASSET PURCHASE COMPANY B.V.



_______________________

By:

Gustav Mahlerlaan 10,
POBox 283,
1082 PP Amsterdam
The Netherlands

Telefax:+ 31 20 628 4666

Attention: Tuncay Sevincer / Frank Boesveldt


THE SELLER



_______________________                 _______________________

By:                                     By:

Address:                                Address:


Fax:                                    Fax:

Telephone:                              Telephone:

Attention:                              Attention:

THE PARENT

LEVIS STRAUSS & Co



_______________________                 _______________________

By:                                     By:

Address:                                Address:


Fax:                                    Fax:

Telephone:                              Telephone:

Attention:                              Attention:

                              THE FIRST SCHEDULE

                             CONDITIONS PRECEDENT


1. Copies of a resolution of the Seller's board of directors, and any other necessary corporate documents, approving this Agreement, the Servicing Agreement and the other documents to be delivered by it and the transactions contemplated hereunder.

2.   Certified copies of the statutes of the Seller.

3. A certificate of the Seller certifying (a) the names and signatures of the officers authorised on behalf of the Seller to execute this Agreement, the Servicing Agreement and any other documents to be delivered by it hereunder, on which certificate the Purchaser may conclusively rely until such time as the Purchaser shall receive from the Seller a revised certificate meeting the requirements of this paragraph 3 and (b) the authenticity of the by-laws of the Seller.

4. A legal opinion from Clifford Chance [Brussels] in form and substance satisfactory to the Purchaser.

5. Copy of the latest financial statements of the Seller. These financial statements shall be audited to the extent that such audited statements are available.

6.   Copy of the Servicing Agreement as executed.

7. Copy of the Monthly Report for the calendar month immediately preceding the date hereof.

8. Copy of any other statements or contracts the Purchaser deems necessary with regard to receivables offered.

9. Confirmation from the Rating Agencies in the customary form satisfactory to the Purchaser as regards (a) the rating of the transaction and (b) the rating of the Notes.

10. Evidence that the conditions precedent provided for under each Foreign RPA entered into on or about the date hereof have been satisfied.

11. Confirmation from the Purchaser of receipt of the structuring fee (in respect of first Purchase Date only).

                              THE SECOND SCHEDULE

                   ELIGIBLE RECEIVABLES AND ELIGIBLE DEBTORS

"ELIGIBLE RECEIVABLES" means Receivables which at their proposed Purchase Date:

1. were originated pursuant to a Contract in the Seller's ordinary course of business, in accordance with the approved Credit and Collection Policies of the Seller;

2.   are owed by an Eligible Debtor, as defined hereunder in this Second
     Schedule;

3. constitute legally valid and enforceable obligations of the related Debtors enforceable against such Debtors in accordance with the terms of such Receivables subject to no right of rescission, set-off, withholding, suspension, counterclaim or other defence other than those provided for under mandatory rules of applicable law;

4. can be easily segregated and identified for ownership and Related Security purposes on any day;

5. arise from the sale of goods or the provision of services by the Seller and are such that the delivery of the goods or the provision of services giving rise to the Receivables have been completed and such goods or services have been accepted by the related Debtor;

6. are not Delinquent Receivables and are neither Defaulted, or Disputed Receivables and there has been no breach of any obligation (other than a payment obligation) by any party to any Contract;

7. are obligations which can be transferred by way of sale and assignment, and of which the transfer by way of sale and assignment is not subject to any contractual or legal restriction;

8. are obligations in respect of which no bill of exchange, promissory note or other negotiable instrument has been issued;

9.   are owned by the Seller and are free and clear of any Adverse Claims;

10. are evidenced by an invoice issued to the relevant Debtor which will be sufficient to prove a claim therefor against the related Debtor in relevant courts, which complies with the relevant VAT and other taxation requirements, and which shows the amount and percentage of VAT applied if any;

11.  do not carry interest and are not subject to withholding taxes;

12. have been created in compliance with all applicable laws and all required consents, approvals and authorisations have been obtained in respect thereof;

13. if purchased, are such that the Nominal Amount of such Receivables, together with the Aggregate Outstanding Nominal Amount of any other outstanding Purchased Receivables from the same Debtor and affiliates of the same Debtor, are not in excess of the Debtor Limit (but any such Receivables shall be ineligible only to the extent of such excess); if several Receivables owing from the same Debtor and, as the case may be, its affiliates are included in any Offer and, pursuant to this paragraph, part of them only may constitute Eligible Receivables, then eligibility shall be granted in priority to:

     (a)  the Receivables with an earlier invoice date;

     (b) in the case of Receivables with the same invoice date, those with a later due date;

     (c) in the case of Receivables with the same invoice date and due date, those with the higher invoice amount; and

     (d) in the case of Receivables with the same invoice date, due date and invoice amount, those with the lower invoice serial number;

14. are not Receivables due from a Debtor against or by whom an application for the institution of bankruptcy, concordat judiciaire / gerechtelijk akkord, composition or any other insolvency procedure has been or will have been made within the meaning of any applicable insolvency law;

15. are Receivables in respect of which the Purchaser has not notified the Seller that the Purchaser has determined that such Receivables or class of Receivables is not reasonably acceptable for Purchase hereunder;

16. are Receivables due from a Debtor which the Purchaser has not notified the Seller that Receivables from such Debtor are not Eligible Receivables (and the Purchaser shall not be entitled to give such notification without reasons or on the basis of abusive and clearly unreasonable grounds);

17. are payable by Debtors which are not the Debtors of any Defaulted Receivable and are not, and have not been within the period of three years ending on the proposed Purchase Date, the Debtors of any Receivable payable to the Seller, which Receivable would be a Defaulted Receivable had it then been owned by the Seller and included in the relevant Offer;

18. are Receivables the Nominal Amount of which remains a debt, has not been paid and has not been discharged by set-off or otherwise;

19. are Receivables the sale of which in the manner herein contemplated will not be recharacterised as any other type of transaction and will be effective to pass to the Purchaser full and unencumbered title thereto and the benefit thereof to the Purchaser and no further act, condition or thing will be required to be done in connection therewith to enable the Purchaser to require payment of any such Receivable or the enforcement of any such right in any court other than the giving of notice to the Debtor of the assignment of such Receivable by the Seller to the Purchaser;

20. are Receivables the sale and/or assignment of which will not violate any law or any agreement by which the Seller may be bound and upon such sale and assignment such Receivables will not be available to the creditors of the Seller on its liquidation;

21. had an original term of no more than [ ] days, and are denominated and payable in any of the following currencies:

          [BEF Belgian franc]

          [EUR Euro, if and when introduced];

          [         ]

22. are Receivables governed by [________] law, owing from Debtors established in [________] in relation to their [________] establishment, and the terms and conditions of which do not provide for the jurisdiction of any court or arbitration tribunal outside [________];

23. are not subject to, and did not arise in connection with a contract which is subject to, the [consumer credit law of 12 June 1991];

24. are not subject to, and did not arise in connection with a contract which is subject to, public procurement (openbare aanbestedingen / marches publics) laws and regulations;

25. did not originate from the resale of products which had been acquired by the Seller subject to a reservation of title, unless the reservation of title has lapsed already due to the payment of the original acquisition price;

26. do not represent claims in connection with the execution by the Seller of a contract which is partly subcontracted to a third party; and

27. do not arise under or in relation to Contracts which constitute leasing, hire, hire purchase or contract hire transactions.

                          *            *            *

An "ELIGIBLE DEBTOR" at any relevant time:

1. is a Debtor which is approved as such by the Purchaser (which approval shall not be unreasonably withheld);

2. is a customer of the Seller granted credit in accordance with the Seller's normal procedures and billed by the Seller on a regular basis;

3. at the time of the assignment of the Receivables to the Purchaser, has not entered into a voluntary arrangement with its creditors, been declared bankrupt, been defendant in an action for its bankruptcy which remains undismissed for a period of thirty days, has not taken any corporate action nor had legal proceedings commenced against it for its gerechtelijk akkoord/ concordat, dissolution, liquidation, been subject to the appointment of a gerechtelijke bewindvoerder / administrateur judiciaire, sekwester / sequestre or similar officer, been in a situation of stoppage of payments (staking van betalingen / cessation de paiements), or been subject to any event similar to any of the above under the laws of any jurisdiction;

4.   is not an affiliate of the Seller;

5. is not, except with the Purchaser's prior consent, a country, state, local government, municipality, public body, government entity, state owned corporation or other public sector body; and

6. is not an individual and does not have the benefit of consumer credit legislation.

                              THE THIRD SCHEDULE

                                    PART 1

                                 FORM OF OFFER

To:       Tulip Asset Purchase Company B.V.
From:     [     ]
Dated:    [     ]

Dear Sirs,

1. We refer to a receivables purchase agreement (such receivables purchase agreement, as from time to time amended, supplemented or novated being herein called the "RECEIVABLES PURCHASE AGREEMENT") dated on or about [____________] and originally made between yourselves as Purchaser, Levi Strauss & CO as Parent and ourselves as Seller.

2. Terms defined in the Receivables Purchase Agreement shall bear the same meaning herein.

3. We hereby offer to sell, to assign and to transfer to you, pursuant to the Receivables Purchase Agreement, the Receivables listed in the Schedule hereto and the Related Security at a Purchase Price calculated in accordance with the Receivables Purchase Agreement and notify you that:

          (a)  (i)   the aggregate Nominal Amount of all the offered
               Receivables, calculated as at the date hereof, is [    ];

               (ii)  the Purchase Price Advance in respect of all the offered
               Receivables, calculated as at the date hereof, is [    ]; and

               (iii) the Discount in respect of all the offered Receivables,
               calculated as at the date hereof, is [    ];

          (b)  the proposed Purchase Date is [      ];

          (c) the Purchase Price Advance is to be paid into account no. [specify number] in the name of [specify account name] at [specify bank name and address].

This Offer constitutes an irrevocable offer by us binding upon us to assign and to sell to you the ownership interest in the Receivables and Related Security referred to in this Offer.

Yours faithfully,

 ..................................

for and on behalf of

[         ]

                                    PART 2

                                FORM OF RECEIPT


To:  Tulip Asset Purchase Company B.V.

From:     [       ] as Seller

Dated:    [     ]


Dear Sirs,

1. We refer to a receivables purchase agreement (such receivables purchase agreement, as from time to time amended, supplemented or novated being herein called the "RECEIVABLES PURCHASE AGREEMENT") dated on or about [____________] and originally made between yourselves as Purchaser, Levi Strauss & CO as Parent and ourselves as Seller.

2. Terms defined in the Receivables Purchase Agreement shall bear the same meaning herein. This Receipt is given pursuant to Clause 3.1 of the Receivables Purchase Agreement.

3. We hereby acknowledge receipt of the Purchase Price Advance on the [specify date] in respect of the Receivables identified in the offer
          dated [   ], calculated in accordance with the Receivables Purchase
          Agreement.

Yours faithfully,



 ........................

for and on behalf of

[         ]

                              THE FOURTH SCHEDULE

                              TERMINATION EVENTS

1. The Seller and/or the Servicer, so long as the Seller is Servicer, fails to make payment under this Agreement and/or the Servicing Agreement on the date such payment is due and payable as specified in such Agreement, or upon demand where no date is specified, subject to a three day grace period after notification.

2. The Seller and/or the Servicer, so long as the Seller is Servicer, fails to perform any of their other obligations under this Agreement and/or the Servicing Agreement, subject to a three day grace period after notification.

3. Any representation or warranty in this Agreement or in any report or any information provided by the Seller is materially false or incorrect.

4. The Seller enters into a voluntary arrangement with its creditors, is declared bankrupt, is defendant in an action for its bankruptcy which remains undismissed for a period of thirty days, takes any corporate action or has legal proceedings commenced against it for its gerechtelijk akkoord / concordat, dissolution, liquidation, or a gerechtelijk bestuurder / administrateur judiciaire, sekwester / sequestre or similar officer is appointed in relation to the Seller, or any stoppage of payments (staking van betalingen/ cessation de paiements) occurs.

5. Any material adverse change occurs in the financial position or the collection procedures of the Seller.

6. There is a default by the Seller or any seller under any Foreign RPA in respect of any of their payment obligations to third parties in aggregate in excess of USD 25,000,000 or its equivalent at any time.

7. Subject to the provisions of clause 7, the Loss Ratio Current Month reported in any Monthly Report exceeds [______]%.

8. Subject to the provions of clause 7, the Loss Ratio Rolling Average in any Monthly Report exceeds [______]%.

9. Subject to the provions of clause 7, the Delinquency Ratio Current Month in any Monthly Report exceeds [______]%.

10. Subject to the provions of clause 7, the Delinquency Ratio Rolling Average in any Monthly Report exceeds [______]%.

11. Subject to the provions of clause 7, the Dilution Ratio in any Monthly Report exceeds [___]%.

12. The credit rating of the Parent which is a dependent rating for the transaction is down-graded below the level necessary to maintain the rating of the CP Programme.

13. The credit rating of the CP Programme is down-graded by any rating agency or a rating agency determines that a failure to declare a Termination Event would result in the credit rating of the CP Programme being downgraded.

14. The Purchaser notifies the Seller that it has received notification from the provider(s) of credit facilities pursuant to the Liquidity Facility Agreement and/or the Standby Letter of Credit Agreement to the effect that the cost to them of providing or maintaining such facilities has increased by reason of (i) any change in law or its interpretation or administration and/or (ii) compliance with any request from or requirement of any central bank, fiscal or monetary or other authority, in either case occurring subsequent to the date of this Agreement and being outside the control of the Purchaser and the relevant credit facility provider(s), unless the Seller agrees to pay such increased cost.

15. The Aggregate Receivables Investment hereunder and under the Foreign RPAs becomes, and remains for three business days, less than the aggregate of the Matured Value of the Loans outstanding from the Issuer to the Purchaser and all outstanding Advances (where applicable converted to US dollars at the rate specified in the relevant agreement).

16. Any Foreign RPA is terminated by way of Termination Event (as defined in the Foreign RPA).

17.  The Seller ceases to be under control of the Parent.

                              THE FIFTH SCHEDULE

                         GENERAL TERMS AND CONDITIONS

                              THE SIXTH SCHEDULE

                            FORM OF MONTHLY REPORT

                             THE SEVENTH SCHEDULE

                                 DEBTOR LIMITS

                                     -53-